[Terex Letterhead]



                     NEWS RELEASE NEWS RELEASE NEWS RELEASE

     For information contact: Kevin O'Reilly, Vice President (203) 222-5943

               TEREX REPORTS FOURTH QUARTER AND FULL YEAR EARNINGS

           o Cash generated from operations for 2002 was $70 million
           o Net debt decreased in the fourth quarter by $88 million

     WESTPORT, CT, February 19, 2003 -- Terex Corporation (NYSE: TEX) today announced a net loss for the full year 2002 of $132.5 million, or $3.07 per share, compared to net income of $12.8 million, or $0.44 per share, for the full year 2001. Excluding the impact of special items, net income for the full year 2002 was $46.8 million, or $1.06 per share, compared to $40.1 million, or $1.39 per share, for the full year 2001. Special items for the full year 2002 include net charges of $179.3 million (approximately $18 million of which is cash) and primarily relates to the impact of adopting SFAS No. 141 "Business Combinations" and SFAS No. 142 "Goodwill and Other Intangible Assets", an extraordinary loss on the retirement of debt related to the Company's bank refinancings, and restructuring initiatives at certain business units. Special items for the full year 2001 include net charges of $27.3 million (approximately $10 million of which was cash) and primarily relates to a restructuring charge for the consolidation of eleven facilities and an extraordinary loss on the retirement of debt.

     The Company had a net loss in the fourth quarter of 2002 of $40.3 million, or $0.85 per share, compared to net income of $1.6 million, or $0.05 per share, for the fourth quarter of 2001. Excluding the impact of special items, net income for the fourth quarter of 2002 was $5.4 million, or $0.11 per share, compared to $4.5 million, or $0.14 per share, for the fourth quarter of 2001. Special items for the fourth quarter of 2002 include net charges of $45.7 million (approximately $20 million of which is cash) and primarily relates to previously announced restructuring charges associated with facility and product line rationalizations as a result of the recent acquisitions of Demag and Genie, facility rationalizations within the compact equipment businesses and the decision to exit certain other businesses. Special items for the fourth quarter of 2001 include net charges of $2.9 million (approximately $1 million of which was cash) and primarily relates to an extraordinary loss on the early extinguishment of debt and restructuring initiatives at certain business units.

     "2002 was a year of building a stronger company, setting the foundation that will allow us to compete and leverage the Terex franchise globally, and positioning the Company for stronger growth when the economy recovers," commented Ronald M. DeFeo, Terex's Chairman and Chief Executive Officer. "2003 will be a year focused on Company fundamentals, integration of acquisitions, execution on cost saving initiatives, generation of free cash flow and debt reduction."

     Mr. DeFeo added, "Our fourth quarter performance was reflective of this internal focus. In the quarter, we generated approximately $62 million in cash flow from operations and reduced net debt by approximately $88 million. On the acquisition front, our integration of Genie and Demag continues on schedule to deliver the originally targeted $45 million in annualized cost savings. Genie had substantially met their target by the time the deal was closed and Demag continues to aggressively implement its plan. CMI and Atlas, which reported operating losses for the third quarter of 2002, continue to make improvements as we aggressively focus on cost controls. CMI returned to profitability in the fourth quarter and Atlas was essentially break-even. Our base businesses continued to perform relatively well on the top line, as net sales increased 6% over last year's fourth quarter. Operating margin, however, was negatively impacted during the quarter by the performance of our Mining group, under absorption related to the extended manufacturing shut downs in our off-highway truck business and provisions required for the valuation of certain accounts receivable due to the impact of general economic conditions on some of our customers. We expect operating margin in 2003 to improve as we execute on our cost saving initiatives and put the one-time costs incurred in 2002 behind us."

A financial summary is shown below:

                                                              Three months ended December 31,
                           --------------------------------------------------------------------------------------------------------
                                                  2002                                                 2001
                           ---------------------------------------------------- ---------------------------------------------------
                                                           (in millions, except per share amounts)

                                                                    Excluding                                            Excluding
                                                                   Acquisitions                                         Acquisitions
                                           Special    Excluding     & Special                  Special     Excluding     & Special
                             Reported     Items (1)    Special        Items      Reported     Items (1)  Special Items     Items
                                             (2)        Items                                    (3)
                           ------------ ----------- ------------- ------------- ---------- ------------ -------------- -------------
Sales.....................$     851.1   $    (4.0)  $     847.1   $     424.2  $    442.1  $   (2.7)    $  439.4       $  398.3
                           ============  ==========  ============  ============ ==========  ============ =============  ============
Gross profit .............$      64.8   $    50.8   $     115.6   $      49.9  $     72.3  $    1.3     $   73.6       $   63.1
SG&A......................      100.3       (14.5)         85.8          41.8        49.0      (0.7)        48.3           40.3
                           ------------  ----------  ------------  ------------ ----------  ------------ -------------  ------------
Operating profit .........      (35.5)       65.3          29.8   $       8.1        23.3       2.0         25.3          $22.8
                                                                   ============                                         ============
Interest and other........      (23.8)        1.9         (21.9)                    (18.6)    ---          (18.6)
Income taxes..............       19.0       (21.5)         (2.5)                     (1.5)     (0.7)        (2.2)
Extraordinary loss on debt      ---         ---           ---                        (1.6)      1.6        ---
                           ------------  ----------  ------------               ----------  ------------ -------------
Net income................$     (40.3)  $    45.7   $       5.4                $      1.6  $    2.9     $    4.5
                           ============  ==========  ============               ==========  ============ =============
Earnings per share.......&$      (0.85)             $       0.11               $      0.05              $    0.14
EBITDA....................$     (21.2)  $    65.3   $      44.1                $     33.3  $    2.0     $   35.3
Backlog ..................$     399.9               $     399.9                $    235.2               $  235.2

Average Fully Diluted
Shares Outstanding........       47.4         1.3        48.7                        32.5     ---           32.5



                                                              Twelve months ended December 31,
                           --------------------------------------------------------------------------------------------------------
                                                  2002                                                 2001
                           ---------------------------------------------------- ---------------------------------------------------
                                                           (in millions, except per share amounts)

                                                                    Excluding                                            Excluding
                                                                   Acquisitions                                         Acquisitions
                                           Special    Excluding     & Special                  Special     Excluding     & Special
                             Reported     Items (1)    Special        Items      Reported     Items (1)  Special Items     Items
                                             (4)        Items                                    (5)
                           ------------ ----------- ------------ -------------- ----------- ------------ -------------- ------------
Sales.....................$   2,797.4   $   (12.7)  $  2,784.7   $   1,749.8    $  1,812.5  $   (9.1)    $  1,821.6     $  1,729.0
                           ============ =========== ============ ============== =========== ============ ============== ============
Gross profit .............$     356.7   $    71.7   $    428.4   $     267.5    $    276.6  $   29.1     $    305.7     $    293.3
SG&A......................      288.1       (16.3)       271.8         154.8         172.4      (5.3)         167.1          156.0
                           ------------ ----------- ------------ -------------- ----------- ------------ -------------- ------------
 Operating profit .........      68.6        88.0        156.6   $     112.7         104.2      34.4          138.6     $    137.3
                                                                 ==============                                         ============
Interest and other........      (94.4)        6.4        (88.0)                      (79.6)    ---            (79.6)
Income taxes..............        8.3       (30.1)       (21.8)                       (7.9)    (11.0)         (18.9)
Extraordinary loss on debt       (1.6)        1.6        ---                          (3.9)      3.9          ---
Cumulative effect of
  accounting change ......     (113.4)      113.4        ---                         ---       ---            ---
                           ------------ ----------- ------------                ----------- ------------ --------------
Net income (loss).........$    (132.5)  $   179.3   $     46.8                  $     12.8  $   27.3     $     40.1
                           ============ =========== ============                =========== ============ ==============
Earnings (loss) per share&$      (3.07)             $      1.06                 $      0.44              $      1.39
EBITDA....................$     108.8   $    88.0   $    196.8                  $    140.7  $   34.4     $    175.1
Backlog ..................$     399.9               $    399.9                  $    235.2               $    235.2

Average Fully Diluted
Shares Outstanding........       43.2         0.9         44.1                        28.9     ---             28.9

     (1) Management has shown operating results excluding special items as they believe they are non-recurring in nature and do not reflect the ongoing performance of the underlying businesses.
     (2) Special items, net of tax, relate to previously announced restructuring initiatives ($37.3 million), Genie and Demag inventory fair value accounting treatment ($2.7 million), SDC valuation adjustment due to decrease in stock price ($2.3 million), one-time financial advisory fee ($2.4 million) and businesses to be exited or phased down ($2.0 million), offset partially by a favorable ruling on a legal claim ($1.0 million).

     (3) Special items, net of tax, relate to restructuring charges ($0.8 million), extraordinary loss on the early extinguishment of debt ($1.6 million), and businesses held for sale ($0.5 million).

     (4) Special items, net of tax, include the items described in (2) above, as well as the charges associated with the adoption of SFAS No. 142 "Goodwill and Other Intangible Assets" ($124.1 million), income associated with the adoption of SFAS No. 141 "Business Combinations" ($10.7 million), restructuring initiatives implemented in prior quarters ($6.6 million), extraordinary loss on the early retirement of debt ($1.6 million), equity loss on minority interest in Tatra ($1.2 million), Genie and Demag inventory fair value accounting treatment ($2.5 million), businesses held for sale or phase down ($0.9 million), and the write down of certain assets within the Light Construction Group, European Crane Group, and Earthking subsidiary ($15.6 million), offset partially by a foreign exchange rate gain related to the Demag acquisition ($2.8 million) and a favorable ruling on a legal claim ($5.4 million).

     (5) Special items, net of tax, relate primarily to the restructuring charge for the consolidation of eleven facilities and other cost reduction initiatives ($20.4 million), extraordinary loss on the early extinguishment of debt ($3.9 million), a one-time charge for the cost associated with the return of five trucks by a mining customer ($2.2 million), as well as businesses held for sale ($0.8 million).

Segment Performance

Terex Construction

                                    Three months ended December 31,             Twelve months ended December 31,
                              -------------------------------------------- ------------------------------------------
                                                               (dollars in millions)
                                      2002                  2001                   2002                  2001
                              -------------------------------------------- --------------------- --------------------
                                            % of                  % of                   % of                  % of
                                            sales                 sales                 sales                 sales
                                          ---------            ----------             ---------             ---------
Net sales.....................$   278.1             $   168.3              $1,195.5              $   732.7
                              ===========           ===========            ===========           ==========
Gross profit  (1).............$    41.9    15.1%    $    22.4    13.3%     $  179.6     15.0%    $   111.3    15.2%
SG&A .........................     27.9    10.0%         13.7     8.1%        104.9      8.8%         53.6     7.3%
                              -----------           -----------            -----------           ----------
Operating profit (1)..........$    14.0     5.0%    $     8.7     5.2%     $   74.7      6.2%    $    57.7     7.9%
                              ===========           ===========            ===========           ==========
Backlog.......................$    76.8             $    78.1              $   76.8             $     78.1


     * Operating  performance excludes special items.
     (1) The fourth quarter and twelve months of 2001 include $1.0 million and $4.5 million of goodwill amortization, respectively.

     Net sales in the Terex Construction group for the fourth quarter of 2002 increased $109.8 million to $278.1 million, from $168.3 million in the fourth quarter of 2001, driven primarily by the impact of the acquisitions of Atlas and Schaeff and a 7% increase in the base businesses. The growth in the base businesses was led by strong performance within the Powerscreen and Benford businesses, as well as the continued growth and market penetration of the Terex loader backhoe. SG&A expenses for the fourth quarter of 2002 were $27.9 million, or 10.0% of sales, compared to $13.7 million, or 8.1% of sales, for the fourth quarter of 2001. Operating profit for the fourth quarter of 2002 was $14.0 million, or 5.0% of sales, compared to $8.7 million, or 5.2% of sales, for the fourth quarter of 2001. The slight decrease in operating margins was driven primarily by under absorption at the off-highway truck business (where extended shutdowns were used in the fourth quarter of 2002 to work through finished goods inventory), and the write down of certain accounts receivable to reflect current market conditions, offset partially by the performance of acquired companies.

     Net sales in the Terex Construction group for 2002 increased $462.8 million to $1,195.5 million, from $732.7 million in 2001. The increase in net sales was driven by acquired companies and an 8% growth in the base businesses. The growth in the base businesses is consistent with the trends noted above with respect to the fourth quarter. SG&A expenses for the year were $104.9 million, or 8.8% of sales, compared to $53.6 million, or 7.3% of sales, for 2001, reflecting the impact of acquired companies. Excluding acquisitions, SG&A expenses were 7.8% of sales in 2002, a slight increase from 2001. Operating profit in 2002 increased $17.0 million to $74.7 million, or 6.2% of sales, from $57.7 million, or 7.9% of sales, in 2001, reflecting the impact of acquired companies. Excluding acquisitions, operating margins were 7.6% of sales for 2002.

     "The Terex Construction group had a solid quarter and year," commented Colin Robertson, President - Terex Construction. "Our base businesses performed well, especially given the current market conditions and the extended shut downs in our off-highway truck businesses during the fourth quarter. Our marketing strategy for Terex Compact Equipment seems to be paying off. We have had some success, particularly in Europe, in marketing Terex's expanded range of compact equipment, including wheel loaders, mini-excavators, mini dumpers, rollers and loader backhoes. The loader backhoe also increased its penetration into the U.S. market during 2002, and we are looking for similar results from Terex's other compact equipment in the future. The Powerscreen group continued to post impressive results, capitalizing on the trend in the market toward mobile tracked crushing and screening equipment and away from stationary plants to increase the customers' flexibility and productivity." Mr. Robertson added, "We continue to make progress on our acquisition integration. Schaeff is performing within expectations and Atlas was essentially break-even for the quarter. We have several cost reduction initiatives underway at Atlas and look for this business to be profitable in 2003."

Terex Cranes

                                    Three months ended December 31,              Twelve months ended December 31,
                               -------------------------------------------- ------------------------------------------
                                                               (dollars in millions)
                                      2002                  2001                   2002                  2001
                               -------------------- ----------------------  -------------------- ---------------------
                                            % of                  % of                   % of                  % of
                                            sales                 sales                  sales                 sales
                                           --------             ----------             ---------             ---------
Net sales..................... $   267.4            $    88.7               $  700.8             $   473.9
                               ===========          ============            ===========          ===========
Gross profit  (1)............. $    27.8    10.4%   $    14.5    16.3%      $   89.5     12.8%   $    74.2    15.7%
SG&A .........................      20.5     7.7%        11.1    12.5%          50.5      7.2%        39.5     8.3%
                               -----------          ------------            -----------          -----------
Operating profit (1).......... $     7.3     2.7%   $     3.4     3.8%      $   39.0      5.6%   $    34.7     7.3%
                               ===========          ============            ===========          ===========
Backlog....................... $   146.2            $    46.9               $  146.2             $    46.9


      * Operating performance excludes special items.
     (1) The fourth quarter and twelve months of 2001 include $0.2 million and $1.2 million of goodwill amortization, respectively.

     Net sales in the Terex Cranes group for the fourth quarter of 2002 increased $178.7 million to $267.4 million from $88.7 million in the fourth quarter of 2001. Excluding the impact of the Demag acquisition, net sales for the quarter increased 30% compared to the fourth quarter of last year. The increase in the base business was driven by growth in the boom truck business and the hydraulic crane business in Italy. Also impacting the year-over-year comparison was the extended shutdowns in the U.S. hydraulic crane business in the fourth quarter of 2001. SG&A expenses increased to $20.5 million, or 7.7% of sales, from $11.1 million, or 12.5% of sales, in the fourth quarter of 2001. Excluding the impact of acquisitions, SG&A expenses decreased in dollars and in percentage to 6.8% of sales. Operating profit increased to $7.3 million, or 2.7% of sales, in the fourth quarter of 2002 from $3.4 million, or 3.8% of sales, in the fourth quarter of 2001, due primarily to the impact of acquisitions.
Operating margins during the fourth quarter of 2002 were impacted by acquisitions, the current operating environment, and the write down of certain accounts receivable in the base businesses reflecting current market conditions.

     Net sales for 2002 increased $226.9 million to $700.8 million from $473.9 million in 2001, reflecting the impact of acquired companies and a 7% increase in net sales in the base businesses. The increase in the base business was driven by growth in the boom truck business, the U.S. Marine Corps telehandler contract and the hydraulic crane business in Italy. This increase was partially offset by continued weakness in the U.S. hydraulic crane market, which reported double-digit revenue declines in 2002. SG&A expenses in 2002 increased to $50.5 million, from $39.5 million in 2001, however, as a percentage of sales, SG&A expenses decreased to 7.2% in 2002 from 8.3% in 2001, reflecting continued emphasis on cost controls. Excluding the impact of acquisitions, SG&A expenses decreased to 6.7% of sales in 2002. Operating profit as a percentage of sales decreased to 5.6% in 2002, from 7.3% in 2001, reflecting the impact of acquisitions, the current competitive environment and the write down of certain accounts receivable reflecting current market conditions.

     "The full year 2002 performance for the Terex Cranes group benefited from the geographic and product diversification of our group," commented Fil Filipov, President - Terex Cranes. "Our hydraulic crane business in the U.S. continued to experience double-digit revenue declines in line with industry trends, which impacted margins in this business, while our hydraulic crane business in Italy had a very strong year. Our lattice boom crane business was essentially flat and our boom truck business continued to show double-digit growth while taking advantage of ownership changes amongst our competitors. Demag has been a positive contributor to the group right from the beginning and has generated over $60 million in cash since the date of acquisition." Mr. Filipov continued, "We are well on our way to integrating Demag and remain comfortable with the $20 million in annualized cost savings announced at the date of the acquisition. The restructuring we launched in the fourth quarter for our European crane business is a further step to streamline manufacturing operations and leverage the Demag acquisition across the whole Terex Cranes group."

Terex Roadbuilding and Utility Products

                                    Three months ended December 31,             Twelve months ended December 31,
                              ------------------------------------------- ------------------------------------------
                                                               (dollars in millions)
                                      2002                  2001                   2002                  2001
                              -------------------- ---------------------- -------------------- ---------------------
                                           % of                  % of                   % of                 % of
                                           sales                 sales                 sales                sales
                                         ---------            ----------            ----------            ---------
Net sales.....................$   136.8            $   106.1              $  562.4             $  365.5
                              ===========          ===========            ==========           ===========
Gross profit  (1).............$    23.1    16.9%   $    22.3    21.0%     $  107.1     19.0%   $   68.4      18.7%
SG&A .........................     16.5    12.1%        14.4    13.6%         71.7     12.7%       40.3      11.0%
                              -----------          -----------            ----------           -----------
Operating profit (1)..........$     6.6     4.8%   $     7.9     7.4%     $   35.4      6.3%   $   28.1       7.7%
                              ===========          ===========            ==========           ===========
Backlog.......................$   120.0            $    50.5              $  120.0             $   50.5


     * Operating  performance excludes special items.
     (1) The fourth quarter and twelve months of 2001 include $0.8 million and $3.3 million of goodwill amortization, respectively.

     Net sales for the Terex Roadbuilding and Utility Products group for the fourth quarter of 2002 increased $30.7 million to $136.8 million, from $106.1 million for the fourth quarter of 2001, driven primarily by the acquisitions of Advance Mixer, Pacific Utility, and Telelect Southeast. Excluding the impact of acquisitions, sales decreased approximately 9%, as net sales declined in the Cedarapids and light construction businesses. SG&A expenses for the fourth quarter 2002 increased to $16.5 million, or 12.1% of sales, compared to $14.4 million, or 13.6% of sales, for the fourth quarter of 2001, reflecting the impact of acquisitions. Excluding the impact of acquisitions, operating expenses remained flat at $7.1 million. Operating profit for the fourth quarter of 2002 decreased to $6.6 million, or 4.8% of sales, from $7.9 million, or 7.4% of sales, for the fourth quarter of 2001. Excluding the impact of acquisitions, operating profit for the fourth quarter of 2002 was $4.2 million, or 6.7% of sales, compared to $4.3 million, or 6.2% of sales, for the fourth quarter of 2001.

     Net sales for the Terex Roadbuilding and Utility Products group for the full year 2002 increased $196.9 million to $562.4 million, from $365.5 million for 2001, reflecting the impact of acquired companies. Excluding acquisitions, sales decreased approximately 15% during 2002, due largely to declines in the Cedarapids, light construction and utility businesses. SG&A expenses for 2002 increased to $71.7 million, or 12.7% of sales, from $40.3 million, or 11.0% of sales, for 2001. Excluding acquisitions, SG&A expenses as a percentage of sales were 11.0% for 2002. Operating profit for the full year 2002 increased $7.3 million to $35.4 million, or 6.3% of sales, from $28.1 million, or 7.7% of sales, for 2001. Excluding the impact of acquisitions, operating margin was 7.8% for 2002.

     "The Terex Roadbuilding and Utility Products group continued to face challenging markets during the fourth quarter of 2002," commented Mr. DeFeo. "Our relentless focus on cost control returned the CMI business to profitability during the quarter. However, the CMI and Cedarapids businesses continue to be negatively impacted by budget issues at the federal, state, and local levels. We see no relief for these businesses in the short term and will continue to focus on reducing costs and the further integration of these businesses." Mr. DeFeo continued, "The restructuring and facility consolidation initiated in the third quarter in our light construction business is paying dividends, as this group reported double digit operating margins on flat sales in the fourth quarter. This is a business that was operating basically at break even in the third quarter of 2002."

     Mr. DeFeo further stated, "We are very excited about the investments we made in the distribution network for our utility business. These investments will not only help grow the business, but also provide another distribution channel for other Terex products. We have had some early successes with our loader backhoes and boom trucks through this distribution channel, and although we have not planned much in the way of cross selling benefits in 2003, we see this as a tremendous opportunity."

Terex Aerial Work Platforms

                                    Three months ended December 31,             Twelve months ended December 31,
                              --------------------------------------------  -----------------------------------------
                                                               (dollars in millions)
                                      2002                  2001                   2002                  2001
                              ---------------------- ---------------------- -------------------- --------------------
                                            % of                  % of                   % of                  % of
                                            sales                 sales                 sales                 sales
                                          ----------             ----------            ---------            ---------
Net sales.....................$    96.2              $   ---                $  116.7             $   ---
                              ============           ============           ===========          ===========
Gross profit .................$    19.2    20.0%     $   ---                $   22.9     19.6%   $   ---
SG&A .........................     12.4    12.9%         ---                    14.0     12.0%       ---
                              ------------           ------------           -----------          -----------
Operating profit .............$     6.8     7.1%     $   ---                $    8.9      7.6%   $   ---
                              ============           ============           ===========          ===========
Backlog.......................$     9.1              $   ---                $    9.1             $   ---


         * Operating performance excludes special items.

     The Terex Aerial Work Platforms group is a new business segment for Terex and represents the results of Genie Holdings, Inc. and its subsidiaries since their acquisition by Terex on September 18, 2002.

     Commenting on the fourth quarter performance of the Terex Aerial Work Platforms group, Bob Wilkerson, President-Terex Aerial Work Platforms, said, "We are pleased with our performance in the fourth quarter. Historically, this is our weakest quarter of the year, but the aggressive implementation of our integration plan and relentless focus on cost control is beginning to show up in the results. Our sales for the quarter of $96.2 million represents a slight increase over the fourth quarter of 2001; however, our margins improved significantly over the prior year." Mr. Wilkerson continued, "We remain very excited about the opportunities of being part of the Terex group and taking advantage of the best the two companies have to offer. As we progress with our integration plan we have identified further cost reduction initiatives. We also see significant opportunities to cross sell other Terex products through the Genie sales force and share best practices within the companies with respect to working capital management and manufacturing processes."

Terex Mining

                                    Three months ended December 31,             Twelve months ended December 31,
                              ------------------------------------------- -------------------------------------------
                                                               (dollars in millions)
                                      2002                  2001                   2002                  2001
                              --------------------- --------------------- ---------------------- --------------------
                                            % of                  % of                   % of                  % of
                                            sales                 sales                 sales                 sales
                                          ---------             ---------            -----------             --------
Net sales.....................$    74.7             $    82.7             $  282.9               $   266.1
                              ============          ============          ===========            ============
Gross profit  (1).............$     3.8     5.1%    $    10.8    13.1%    $   29.6     10.5%     $    48.2     18.1%
SG&A .........................      7.2     9.6%          6.7     8.1%        27.3      9.7%          29.8     11.2%
                              ------------          ------------          -----------            ------------
Operating profit (1)..........$    (3.4)   (4.6)%   $     4.1     5.0%    $    2.4      0.8%     $   $18.4      6.9%
                              ============          ============          ===========            ============
 Backlog......................$    47.8             $    17.1             $   47.8               $    17.1


      * Operating performance excludes special items.
     (1) The fourth quarter and twelve months of 2001 include $0.8 million and $2.9 million of goodwill amortization, respectively.

     Net sales for the Terex Mining group for the fourth quarter of 2002 decreased $8.0 million to $74.7 million, from $82.7 million in the fourth quarter of 2001. The decrease in sales is primarily attributable to the surface mining truck business, as the hydraulic shovel business continued to perform as expected. The decrease in operating profit from $4.1 million in the fourth quarter of 2001 to a loss of $3.4 million in the fourth quarter of 2002 was primarily related to service contract issues that were resolved during the quarter and inventory write downs.

     Net sales for the full year 2002 increased $16.8 million to $282.9 million, from $266.1 million in 2001. The increase in sales was driven by a strong performance in the hydraulic shovel business offset partially by continued weakness in the surface mining truck business. Operating profit for the year declined to $2.4 million for 2002, compared to $18.4 million for 2001. In addition to the items mentioned above, the Terex Mining results for the year were impacted by reduced volume and under absorption in the mining truck business.

     "2002 was a difficult year for Terex Mining," commented Thys de Beer, President - Terex Mining. "Depressed commodity prices and above average inventory levels for certain commodities continued to put pressure on the industry. We made some difficult decisions in the Mining business during 2002, including the closure of our Tulsa manufacturing facility. We believe that these initiatives better position us to improve performance heading into 2003." Mr. De Beer continued, "We have seen some recent improvements in orders, driven primarily by the coal mining industry, and backlog was up over $25 million at the end of the fourth quarter of 2002 from the third quarter of 2002. Through our recent actions, we have streamlined our operations and cost structure for today's business environment. As we head into 2003, we are looking for substantial improvements in the profitability of the Mining business as we leverage the cost savings from outsourcing final assembly of our surface mining trucks, as well as margin improvements from the resolution of certain service contract issues which will not repeat themselves in 2003."

Restructuring Update

     "We have had significant restructuring activities during 2002, with pre-tax charges totaling approximately $64 million, as we have moved to consolidate manufacturing capacity, reduce overhead, and size our businesses for the current economic environment," stated Phil Widman, Senior Vice President - Chief Financial Officer. "With respect to the recently announced fourth quarter restructuring initiatives of $54 million, we are aggressively implementing our action plans and remain confident that we will achieve the $12 million in targeted pre-tax cost savings for 2003." Mr. Widman continued, "For those restructuring plans implemented earlier in 2002, we are well on our way and are beginning to see the positive impact from our decisions. The closure of our Tulsa manufacturing facility and transfer of production to a third party contract manufacturer has gone according to plan. We are on track to achieve $3 to $5 million in cost savings in 2003 from this action and have shipped our first mining trucks from this outsourced arrangement at the end of the third quarter of 2002. In the light construction business, we consolidated manufacturing capacity into our Rock Hill, South Carolina facility. These actions have now been completed and we are seeing the benefits starting to show up in the results for the light construction business in the fourth quarter of 2002. We believe that the success of our 2003 plan is dependent on remaining focused on the execution of our cost savings initiatives."

Capital Structure

     "Cash flow from operations for 2002 was $70.3 million and free cash flow (cash from operations less capital expenditures) was $41.1 million," commented Mr. Widman. "While we achieved some improvement in this area during the fourth quarter, we expect to build on this momentum in 2003. As a percent of annualized sales, net working capital is approximately 34%, adjusting for the 2002 acquisitions. We remain committed to reducing working capital in 2003 an additional $150 million from the year end 2002 level."

     Net debt at the end of the fourth quarter of 2002 decreased $88.1 million to $1,209.0 million, from $1,297.1 million at the end of the third quarter of 2002, primarily reflecting working capital reductions and asset sales. Net debt to book capitalization at the end of the fourth quarter of 2002 was 61.1%, compared to 57.5% at the end of 2001 and 62.7% at the end of the third quarter of 2002. Mr. Widman added, "With respect to our bank covenants, we remain well within our limits for compliance and our consolidated leverage ratio, calculated in accordance with our bank credit facility agreement, was below 4.0 times at December 31, 2002."

Outlook

     "We recently provided detailed forecasts by operating segment with respect to 2003," commented Mr. DeFeo. "Our main focus in 2003 will be on Company fundamentals. We do not expect any help from the end markets, but rather see our improvement coming from acquisition integration, execution on cost saving initiatives, penetration into new markets for certain product categories, and debt and working capital reductions." Mr. DeFeo continued, "With respect to the first quarter of 2003, I expect earnings to be up 20% to 25% compared to the first quarter of 2002 and I anticipate the first half of 2003 to represent approximately 55% of full year 2003 earnings. For the full year, I remain confident of our ability to achieve the targets described in our recent detailed guidance provided by segment, despite the current challenging environment."

Safe Harbor Statement

     The above contains forward-looking information based on Terex's current expectations. Because forward-looking statements involve risks and uncertainties, actual results could differ materially. Such risks and uncertainties, many of which are beyond Terex's control, include among others:
Terex's business is highly cyclical and weak general economic conditions may affect the sales of its products and its financial results; the sensitivity of construction and mining activity to interest rates and government spending; the ability to successfully integrate acquired businesses; the retention of key management personnel; Terex's businesses are very competitive and may be affected by pricing, product initiatives and other actions taken by competitors; the effects of changes in laws and regulations; Terex's business is international in nature and is subject to changes in exchange rates between currencies, as well as international politics; the ability of suppliers to timely supply Terex parts and components at competitive prices; the financial condition of suppliers and customers, and their continued access to capital; Terex's ability to timely manufacture and deliver products to customers; Terex's substantial amount of debt and its need to comply with restrictive covenants contained in Terex's debt agreements; compliance with applicable environmental laws and regulations; and other factors, risks, uncertainties more specifically set forth in Terex's public filings with the SEC. Actual events or the actual future results of Terex may differ materially from any forward looking statement due to those and other risks, uncertainties and significant factors. The forward-looking statements herein speak only as of the date of this release. Terex expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement included in this release to reflect any changes in Terex's expectations with regard thereto or any changes in events, conditions, or circumstances on which any such statement is based.

     Terex Corporation is a diversified global manufacturer based in Westport, Connecticut, with annual revenues of $2.8 billion. Terex is involved in a broad range of construction, infrastructure, recycling and mining-related capital equipment under the brand names of Advance, American, Amida, Atlas, Bartell, Bendini, Benford, Bid-Well, B.L. Pegson, Canica, Cedarapids, Cifali, CMI, Coleman Engineering, Comedil, CPV, Demag, Fermec, Finlay, Franna, Fuchs, Genie, Grayhound, Hi-Ranger, Italmacchine, Jaques, Johnson-Ross, Koehring, Lectra Haul, Load King, Lorain, Marklift, Matbro, Morrison, Muller, O&K, Payhauler, Peiner, Powerscreen, PPM, Re-Tech, RO, Royer, Schaeff, Simplicity, Square Shooter,
Telelect, Terex, and Unit Rig. Terex offers a complete line of financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. More information on Terex can be found at www.terex.com.

















                                Terex Corporation
           500 Post Road East, Suite 320, Westport, Connecticut 06880
          Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com

                       TEREX CORPORATION AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                      (in millions, except per share data)
                                   (unaudited)

                                                                   Three Months                   Twelve Months
                                                                Ended December 31,              Ended December 31,
                                                         -------------------------------   -------------------------------

                                                             2002             2001                2002            2001
                                                         --------------- ---------------   --------------- ---------------

Net sales...........................................     $  851.1        $   442.1         $  2,797.4      $  1,812.5
Cost of goods sold..................................        786.3            369.8            2,440.7         1,535.9
                                                         --------------- ---------------   --------------- ---------------

     Gross profit...................................         64.8             72.3              356.7           276.6
Selling, general and administrative expenses........        100.3             49.0              288.1           172.4
                                                         --------------- ---------------   --------------- ---------------

     Income (loss) from operations..................        (35.5)            23.3               68.6           104.2

Other income (expense):
     Interest income................................          2.8              1.1                7.5             7.7
     Interest expense...............................        (26.0)          ( 20.6)             (92.9)          (86.7)
     Other income (expense) - net...................         (0.6)             0.9               (9.0)           (0.6)
                                                         --------------- ---------------   --------------- ---------------

Income (loss) from continuing operations before
     income taxes & extraordinary items.............        (59.3)             4.7              (25.8)           24.6
Provision for income taxes..........................         19.0             (1.5)               8.3            (7.9)
                                                         --------------- ---------------   --------------- ---------------
Income (loss) before extraordinary items............        (40.3)             3.2              (17.5)           16.7
Extraordinary loss on retirement of debt............        ---               (1.6)              (1.6)           (3.9)

Cumulative effect of change in accounting principle.        ---              ---               (113.4)          ---
                                                         --------------- ---------------   --------------- ---------------

Net income (loss)...................................     $  (40.3)       $     1.6         $   (132.5)     $     12.8
                                                         =============== ===============   =============== ===============



EARNINGS PER SHARE: -
    Basic:
      Income (loss) from operations.................     $   (0.85)      $     0.10        $     (0.41)    $      0.60
      Extraordinary loss on retirement of debt......        ---               (0.05)             (0.04)          (0.14)
      Cumulative effect of change in accounting
         principle..................................        ---              ---                 (2.62)         ---

                                                         --------------- ---------------   --------------- ---------------
             Net income (loss)......................     $   (0.85)      $     0.05        $     (3.07)    $      0.46
                                                         =============== ===============   =============== ===============
    Diluted:
      Income (loss) from operations.................     $   (0.85)      $     0.10        $     (0.41)    $      0.58
      Extraordinary loss on retirement of debt......        ---               (0.05)             (0.04)          (0.14)
      Cumulative effect of change in accounting
         principle..................................        ---              ---                 (2.62)             ---
                                                         --------------- ---------------   --------------- ---------------
            Net income (loss).......................     $   (0.85)      $     0.05        $     (3.07)    $      0.44
                                                         =============== ===============   =============== ===============


Weighted average number of common and common
     equivalent shares outstanding in per share
     calculation
        Basic.......................................         47.4             31.9               43.2            28.1
        Diluted.....................................         47.4             32.5               43.2            28.9


                       TEREX CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET

                         (in millions, except par value)
                                   (unaudited)

                                                                                       December 31,       December 31,
                                                                                           2002               2001
                                                                                     ----------------- --------------------

CURRENT ASSETS
   Cash and cash equivalents........................................................ $     352.2         $    250.4
   Trade receivables................................................................       578.6              351.1
   Inventories......................................................................     1,106.3              704.8
   Deferred taxes...................................................................        45.1               23.7
   Other current assets.............................................................       137.1               53.0
                                                                                     ----------------- --------------------
                      Total Current Assets..........................................     2,219.3            1,383.0

LONG-TERM ASSETS
   Property, plant and equipment....................................................       309.4              173.9
   Goodwill.........................................................................       622.9              620.1
   Deferred taxes...................................................................       135.9               75.4
   Other assets.....................................................................       318.8              134.6
                                                                                     ----------------- --------------------

TOTAL ASSETS........................................................................ $   3,606.3         $  2,387.0
                                                                                     ================= ====================

CURRENT LIABILITIES
   Notes payable and current portion of long-term debt.............................. $      74.1         $     34.7
   Trade accounts payable............................................................      542.9              291.0
   Accrued compensation and benefits.................................................       74.0               37.4
   Accrued warranties and product liability..........................................       86.0               62.7
   Other current liabilities.........................................................      323.4              201.3
                                                                                     ----------------- --------------------
                     Total Current Liabilities.......................................    1,100.4              627.1

NON CURRENT LIABILITIES
   Long-term debt, less current portion..............................................    1,487.1            1,020.7
   Other.............................................................................      249.6              143.8

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
  Equity rights......................................................................      ---                  0.5
   Common Stock, $0.01 par value --
      Authorized 150.0 shares; issued 48.6 and 37.5 shares at  December 31, 2002
      and 2001, respectively.........................................................        0.5                0.4
   Additional paid-in capital........................................................      772.7              532.4
   Retained earnings.................................................................       67.4              199.9
   Accumulated other comprehensive income............................................      (53.6)            (120.3)
   Less cost of shares of common stock in treasury (1.2 and 1.1 shares at December
       31, 2002 and 2001, respectively).............................................       (17.8)             (17.5)
                                                                                     ----------------- --------------------
   Total Stockholders' Equity.......................................................       769.2              595.4
                                                                                     ----------------- --------------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.......................................... $   3,606.3         $  2,387.0
                                                                                     ================= ====================

                       TEREX CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                  (in millions)
                                   (unaudited)

                                                                                                  Twelve Months Ended
                                                                                                      December 31,
                                                                                            --------------------------------
                                                                                                  2002           2001
                                                                                            --------------- ----------------
OPERATING ACTIVITIES
   Net income (loss)......................................................................  $  (132.5)      $    12.8
   Adjustments to reconcile net income (loss) to cash provided by (used in) operating activities:
     Depreciation ........................................................................       35.9            22.5
     Amortization.........................................................................        9.1            17.8
     Extraordinary loss on retirement of debt.............................................        1.6             3.9
     Gain on sale of fixed assets.........................................................       (0.7)           (1.5)
     Gain on foreign currency futures.....................................................       (3.8)          ---
     Restructuring charges................................................................       50.9            19.5
     Impairment charges and asset write downs.............................................      140.8           ---
     Changes in operating assets and liabilities (net of effects of acquisitions):
       Trade receivables..................................................................       11.6            28.1
       Inventories........................................................................      (52.7)          (19.6)
       Trade accounts payable.............................................................       86.5           (40.5)
       Other, net.........................................................................      (76.4)          (48.5)
                                                                                            --------------- ----------------
          Net cash provided by (used in) operating activities.............................       70.3            (5.5)
                                                                                            --------------- ----------------

INVESTING ACTIVITIES
   Acquisition of businesses, net of cash acquired........................................     (445.9)         (130.8)
   Capital expenditures...................................................................      (29.2)          (13.5)
   Proceeds from sale of assets...........................................................       34.5             8.0
                                                                                            --------------- ----------------
      Net cash used in investing activities.................................................   (440.6)         (136.3)
                                                                                            --------------- ----------------

FINANCING ACTIVITIES
   Proceeds from issuance of long-term debt, net of issuance costs........................      572.0           481.4
   Issuance of common stock...............................................................      113.3            96.3
   Principal repayments of long-term debt.................................................     (219.6)         (388.5)
   Net borrowings under revolving line of credit agreements...............................       (0.8)           23.6
   Other..................................................................................       (4.9)           (1.3)
                                                                                            --------------- ----------------
         Net cash provided by financing activities........................................      460.0           211.5
                                                                                            --------------- ----------------

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS..............................       12.1            (0.7)
                                                                                            --------------- ----------------
NET INCREASE IN CASH AND CASH EQUIVALENTS.................................................      101.8            69.0
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD..........................................      250.4           181.4
                                                                                            --------------- ----------------

CASH AND CASH EQUIVALENTS AT END OF PERIOD................................................  $   352.2       $   250.4
                                                                                            =============== ================


                                                                  ###